Exhibit 10.19

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SUBLEASE

1100 Island Drive, Suite 101, Redwood City, CA 94065

This Sublease (“Sublease”), dated March 16, 2023 ( “Execution Date”), is entered into by and between Kriya Therapeutics, Inc., a Delaware corporation (“Sublandlord”), and Talis Biomedical Corporation, a Delaware corporation (“Subtenant”).

1.
BASIC SUBLEASE PROVISIONS

1.1.
Sublease Premises. The Sublease Premises is located at 1100 Island Drive, Redwood City, CA (“Building”). The Sublease Premises demised hereunder consist of approximately 13,165 rentable square feet, located in Suite 101 on the first (1st) floor of the Building, and represents the entire premises demised to Sublandlord pursuant to the Master Lease and referred to in the Master Lease as the “Relocation Space” (the “Master Premises”). The Sublease Premises are depicted on Exhibit A to this Sublease.

1.2.
Master Landlord. Westport Office Park, LLC, a Delaware limited liability company

1.3.
Master Lease. Lease dated on or about July 24, 2020, as amended by that First Amendment to Lease (Relocation) dated April 8, 2022. A redacted copy of the Master Lease is attached hereto as Exhibit B.

1.4.
Sublease Term. Approximately seven (7) years and one (1) month, beginning on the Sublease Commencement Date and ending on the Expiration Date, unless this Sublease is sooner terminated pursuant to its terms or the Master Lease is sooner terminated pursuant to its terms.

1.5.
Sublease Commencement Date. The later of : (i) May 1, 2023; and (ii) the date Master Landlord’s written Consent (as defined below) to this Sublease is obtained, (iii) the date the Westport Contingency (as defined in Section 2.1(a) is satisfied or waived in writing by Subtenant; and (iv) the date Sublandlord delivers the Sublease Premises to Subtenant in vacant, broom clean condition and with the Relocation Improvements (as defined in the aforementioned First Amendment to Lease (Relocation)) Substantially Completed (as defined in the Relocation Space Work Letter attached as Exhibit C to the First Amendment to Lease (Relocation)) in accordance with the Approved Working Drawings (as defined in such Exhibit C to the First Amendment to Lease (Relocation).

1.6.
Expiration Date. May 31, 2030

1.7.
Monthly Base Rent.

Months	Monthly Rent/RSF	Monthly Rent	Annual Rent
1-2*	Abated	$0.00	N/A
3-10	$7.95	$104,661.75	N/A
11-22	$8.23	$108,324.91	$1,299,898.92
23-34	$8.52	$112,116.28	$1,345,395.36
35-46	$8.81	$116,040.35	$1,392,484.20
47-58	$9.12	$120,101.77	$1,441,221.24
59-70	$9.44	$124,305.33	$1,491,663.96
71-82	$9.77	$128,656.01	$1,543,872.12
83-Expiration Date	$10.11	$133,158.97	$1,597,907.64

*Base Rent for the first two (2) calendar months of the Sublease Term shall be abated, subject to the remaining provisions of this paragraph. For the avoidance of doubt, Subtenant shall pay all Additional Rent and Other Charges (as defined in Sections 4.3 and 4.4 below) due in connection with this Sublease during such abatement period. Notwithstanding anything set forth in this paragraph to the contrary, if Subtenant Defaults, and such Default results in the termination of the Sublease, then Sublandlord shall be entitled to recover, in addition to any other amounts due from Subtenant, the unamortized amount of the abated Base Rent, amortized on a straight-line basis over the Sublease Term.

1.8.
Subtenant’s Share of Master Premises. 100%

1.9.
Subtenant’s Use. General office purposes, research and development, lab and general administrative uses consistent with the Master Lease. Notwithstanding the foregoing, Subtenant’s Use may include manufacturing of R&D product, subject to Master Landlord’s prior written approval.

1.10.
Subtenant’s Address.

Prior to the Sublease Commencement Date:

3400 Bridge Parkway Redwood City, CA 94065 Attention: Legal Department

With a copy to:

1375 West Fulton Market, Suite 700

Chicago, IL 60607 Attention: CEO

After the Sublease Commencement Date:

The Sublease Premises Attn: Office Manager

With copy to:

3400 Bridge Parkway Redwood City, CA 94065 Attention: Legal Department

and:

1375 West Fulton Market, Suite 700

Chicago, IL 60607 Attention: CEO

1.11.
Sublandlord’s Address.

Kriya Therapeutics, Inc.

3790 El Camino Real, Unit #614 Palo Alto, CA 94306

With an email copy to: legal@kriyatx.com

1.12.
Letter of Credit. $738,202.37 in the form of a letter of credit.

1.13.
Parking; Maximum Parking Allocation. Forty-three (43) spaces, which is based on a ratio of 3.3 non-exclusive parking spaces per one thousand (1,000) square feet of rentable space in the Premises, at no additional cost.

1.14.
Brokers. For Sublandlord: Cushman & Wakefield

For Subtenant: Cornish & Carey Commercial dba Newmark Knight Frank

1.15.
Deliverables.

a.
$[***], for the first full month of Base Rent due on Subtenant’s Sublease execution.

b.
The Letter of Credit, due no later than (5) days following receipt of the Consent from Master Landlord.

c.
Insurance certificates, due on the earlier of the Sublease Commencement Date and the Early Access Date.

1.16.
Definitions. Each of the terms in the Basic Sublease Provisions are used in this Sublease as defined terms and have the meanings given in such sections. Other capitalized words and phrases for which no definition is given in this Sublease shall have the meanings given them in the Master Lease. Unless otherwise indicated, all section references are to the sections of this Sublease.

2.
DEMISE OF SUBLEASE PREMISES

2.1.
Sublandlord hereby subleases to Subtenant, and Subtenant hereby subleases from Sublandlord, the Sublease Premises upon and subject to the terms and conditions set forth in this Sublease, including, without limitation, the conditions set forth in Section 2.1(a) below. Sublandlord and Subtenant agree that the rentable area of the Sublease Premises for purposes of this Sublease shall be deemed to be the number of rentable square feet set forth in Section 1.1 of the Basic Sublease Provisions and shall not be subject to remeasurement except to the extent adjusted pursuant to the Master Lease. Subtenant also shall have the non-exclusive right from the Early Access Date through the expiration or earlier termination of the Sublease Term, as the same may be extended, to use in common with other tenants in the Project, the Common Areas (as defined in Section 1.3 of the Master Lease). Subtenant’s right to use such Common Areas shall be to the same extent that Sublandlord has the right to use such Common Areas pursuant to the terms of the Master Lease.

(a)
The Sublease Commencement Date hereunder is expressly conditioned upon (i) on or before March 31, 2023, Westport Office Park, LLC (“Westport”), as landlord, and Subtenant, as tenant, entering into a Lease Termination Agreement with respect to a portion of the first floor and the entire second floor of the building commonly known as 3400 Bridge Parkway in Redwood City, California (the “3400 Premises”), and (ii) on or before May 12, 2023, Westport entering into a new lease of the 3400 Premises with a third party tenant on terms and conditions satisfactory to Westport (collectively, the “Westport Contingency”). If any of the conditions referred to in clauses (i) or (ii) of the immediately preceding sentence are not satisfied (or waived in writing by Subtenant) on or before the applicable outside date for satisfaction of such applicable condition, then Subtenant shall have the right to terminate this Sublease by giving written notice of such termination to Sublandlord (the “Termination Notice”), which Termination Notice shall include a representation by Subtenant that the conditions set forth in this Section 2.1(a) are not satisfied, in which event this Sublease shall be void and of no force or effect, Sublandlord shall promptly return to Subtenant the Letter of Credit and prepaid Base Rent delivered to Sublandlord (and Subtenant shall remove from the Sublease Premises any and all equipment, furniture, personal property, telecommunications equipment and leasehold improvements, if any, that Subtenant has placed, constructed or installed, or caused to be placed, constructed or installed, in the Sublease Premises. 16.1). If Subtenant does not deliver the Termination Notice by May 15, 2023, then this Sublease shall continue in full force and effect. This Sublease and the obligations of the parties hereunder also are expressly conditioned upon Sublandlord's obtaining the prior written consent of Master Landlord to this Sublease as provided in Section 16.1 below. Sublandlord shall have the right to condition providing Subtenant with access to the Sublease Premises upon Subtenant’s delivery of written notice confirming that the Westport Contingency has been satisfied or waived.

2.2.
Subject to Sublandlord first obtaining Master Landlord’s written consent and Subtenant’s delivery of the Deliverables described in Section 1.15 to Sublandlord, Subtenant may access the Sublease Premises for the sole purpose of moving in and installing its equipment, furniture, personal property and telecommunication equipment (and also for the purpose of constructing or installing in the Sublease Premises any or all of the leasehold improvements referred to on Exhibit E attached hereto, subject, however, to Master Landlord and Sublandlord first consenting in writing (which may be via email or facsimile) to the construction or installation of such leasehold improvements in the Sublease Premises). Such possession shall be subject to all of the terms and conditions of this Sublease (including, without limitation, the obligation to deliver any insurance certificates required herein, and the indemnity obligations of Subtenant), except that Subtenant shall not be required to pay Rent during such early entry period. The date upon which Sublandlord actually delivers the Sublease Premises to Subtenant for the early entry period described herein shall be the “Early Access Date”, and Subtenant shall coordinate such entry into the Sublease Premises with Sublandlord. Subtenant shall indemnify, defend, protect, and hold harmless the Sublandlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred as a result of or arising from Subtenant’s actions or access to the Sublease Premises pursuant to this Section 2.2; provided, however, such indemnification, defense, protection and hold harmless obligation of Subtenant shall not apply to any loss, cost, damage, expense or liability (including, without limitation, court costs and reasonable attorneys’ fees) resulting from or caused by the gross negligence or willful misconduct of Master Landlord or Sublandlord or any of their respective agents, employees, affiliates, officers, directors, members, managers, partners, contractors, subcontractors or other representatives.

2.3.
Notwithstanding anything to the contrary, if as of the date that Sublandlord would otherwise deliver possession or early access of the Sublease Premises to Subtenant, Subtenant has not delivered to Sublandlord the Deliverables described in Section 1.15, then Sublandlord will have no obligation to deliver possession or early access of the Sublease Premises to Subtenant, but the failure on the part of Sublandlord to so deliver possession or early access of the Sublease Premises to Subtenant in such event will not serve to delay the occurrence of the Sublease Commencement Date or the Early Access Date, or affect the commencement of Subtenant’s obligations to pay Rent set forth in this Sublease.

2.4.
Sublandlord may enter any part of the Sublease Premises at all reasonable hours, upon not less than one (1) full business day’s prior notice except in the case of an emergency affecting the health or safety of persons or property, in which case no prior notice shall be required (a) to inspect, test, clean, or make repairs, alterations and additions to the Sublease Premises as Sublandlord believes appropriate,
(b)
post notices of non-responsibility, (c) to show the Sublease Premises to prospective lenders and purchasers, (d) to show the Sublease Premises to prospective subtenants or assignees at any time during the last six (6) months of the Sublease Term, (e) when Subtenant is in default beyond the applicable notice and cure periods hereunder, and/or, (e) if the Sublease Premises are permanently vacated by Sublessee, to prepare them for reoccupancy. Sublandlord shall take reasonable measures not to unreasonably interfere with Subtenant’s operations in connection with such entries and shall comply with Subtenant’s reasonable security requirements while in the Sublease Premises, or applicable part thereof.

2.5.
Provided Subtenant is not in default hereunder, (i) Subtenant shall acquire furniture located in the Sublease Premises as of the Early Access Date (the “Existing Furniture”) for the amount of [***] ($[***]), which Existing Furniture is more particularly identified on Exhibit “X” attached to the bill of sale referred to below, (ii) Subtenant shall remove the Existing Furniture from the Sublease Premises in accordance with the terms of the Master Lease at Subtenant's sole cost and expense upon or prior to the Expiration Date, and (iii) Sublandlord shall transfer its interest in the Existing Furniture to Subtenant on an “as-is” basis, without any representations or warranties and such transfer shall be memorialized in a bill of sale in the form of Exhibit D (which bill of sale shall be executed by Sublandlord and delivered to Subtenant on the Early Access Date). Subtenant acknowledges that Sublandlord has made no representations or warranties whatsoever with respect to the Existing Furniture including, without limitation, with respect to the ownership, working order of the Existing Furniture or fitness of the Existing Furniture for a particular purpose, and Subtenant further acknowledges that Sublandlord shall have no obligation to alter, maintain, repair, dis-assemble, re-assemble, move or install the Existing Furniture. Subtenant shall be responsible for any tax assessed upon the transfer of ownership of the Existing Furniture from Sublandlord to Subtenant.

2.6.
Sublandlord hereby agrees that during the period commencing on the date Sublandlord delivers the Sublease Premises to Subtenant and ending on the Early Access Date and also during the Sublease Term, casework currently situated in the lab portion of the Sublease Premises may be used by Subtenant at no additional charge to Subtenant.

3.
SUBLEASE TERM

3.1.
The Sublease Term shall commence on the Sublease Commencement Date. Promptly following Sublandlord’s request therefor (which request shall not be made prior to the Sublease Commencement Date), Subtenant agrees to execute a Sublease Commencement Date Certificate for the Sublease Premises in the form attached as Exhibit C setting forth the actual Sublease Commencement Date and the Expiration Date. In the event Subtenant fails to execute such Sublease Commencement Date Certificate within ten (10) business days following delivery thereof to Subtenant, Subtenant shall be deemed to have approved all of the matters set forth in such certificate and such certificate shall be fully binding on Subtenant.

3.2.
If for any reason Sublandlord is delayed in delivery of the Sublease Premises to Subtenant with the Relocation Improvements Substantially Completed, Sublandlord shall not be liable therefor, nor shall such failure affect the validity of this Sublease or the obligations of Subtenant hereunder, or extend the Expiration Date, but in such case the Sublease Commencement Date will not occur and Subtenant shall not be obligated to pay Rent until possession of the Sublease Premises with the Relocation Improvements Substantially Completed are tendered to Subtenant and Master Landlord has consented to this Sublease.

3.3.
Unless sooner terminated or extended as provided herein, the Sublease Term shall end on the Expiration Date. However, the Sublease may be terminated prior to the Expiration Date if the Master Lease is terminated for any cause whatsoever (provided Master Landlord does not require Subtenant to attorn) or if this Sublease is terminated as otherwise provided for herein and in either such case the Sublease Term shall end upon such earlier termination. Subtenant shall have no option to elect an early termination of the Sublease Term. Sublandlord and Subtenant acknowledge and agree that notwithstanding the fact this Sublease demises the Sublease Premises for approximately the remainder of the term of the Master Lease, this Sublease shall be deemed to be a ‘sublease’ and not an ‘assignment.’

4.
RENT

4.1.
The rent payable by Subtenant for the Sublease Premises shall consist of the Base Rent under Section 4.2, Additional Rent under Section 4.3 and Other Charges under Section 4.4. Base Rent, Additional Rent, Other Charges and any other sums payable by Subtenant under this Sublease are collectively referred to as “Rent.” Subtenant’s covenant to pay Rent shall be independent of every other covenant in this Sublease. Subtenant shall make all payments due to Sublandlord pursuant to this Sublease as follows: check, wire, or other form of payment specified in writing by Sublandlord from time to time.

4.2.
Beginning on the Sublease Commencement Date (subject to Section 1.7) and continuing thereafter on the first day of each calendar month during the Sublease Term, Subtenant shall pay to Sublandlord in advance, and without notice, demand, deduction or offset, the monthly Base Rent specified in Section 1.7 above in lawful money of the United States of America. If the Sublease Commencement Date is a day other than the first day of a calendar month or the Expiration Date is a day other than the last day of a calendar month, the Base Rent for such month will be prorated, based on a thirty (30) day month. Subtenant shall deliver in advance the first full month of Base Rent to Sublandlord together with Subtenant’s executed counterpart of this Sublease.

4.3.
In addition to monthly Base Rent, as additional rent (“Additional Rent”) Subtenant shall be responsible for paying to Sublandlord Subtenant’s Share of any Operating Expenses and Taxes (collectively, “Direct Expenses”) as such terms are defined in the Master Lease, payable by Sublandlord under the Master Lease during the Sublease Term, to reimburse Master Landlord for taxes, insurance, operating expenses, common area maintenance charges, management fees, capital expenditures for required repairs or improvements and/or other expenses included in Direct Expenses. Sublandlord will use commercially reasonable efforts to pass through to Subtenant in a timely manner any statement or estimate of Direct Expenses received from Master Landlord. To the extent Direct Expenses are payable on a monthly estimated basis under the Master Lease, the Additional Rent in respect thereto shall be paid as and when Base Rent is due based upon Master Landlord’s estimates; and upon any reconciliation of estimated and actual Direct Expenses (including without limitation any credits against Sublandlord’s rental obligations under the Master Lease), the corresponding Additional Rent shall be adjusted between Sublandlord and Subtenant (with appropriate reimbursements or additional payments) within thirty (30) days after delivery to Subtenant of any reconciliation statement under the Master Lease. For purposes of calculating Additional Rent, Sublandlord shall be entitled to rely conclusively on Master Landlord’s determination of estimated and actual Direct Expenses; provided, however, that if any adjustment of Additional Rent paid under the Master Lease results in a payment or credit to Sublandlord under the Master Lease for the period of the Sublease Term, such payment or credit shall be paid over or credited to Subtenant following receipt or credit to Sublandlord. The expiration or earlier termination of this Sublease shall not affect the obligations of Sublandlord or Subtenant pursuant to this Section 4.3, and such obligations shall survive, remain to be performed after, any expiration or earlier termination of this Sublease.

In the event that Sublandlord audits the books and records, or any of them, of the Master Landlord with respect to any payment of Master Landlord’s Operating Expenses and/or Taxes with respect to the Subleased Premises, subject to Master Landlord’s prior written consent in each instance, Sublandlord agrees to provide Subtenant with copies of any such books and records, provided that Subtenant in all cases agrees to sign any confidentiality agreement (“NDA”) required by Master Landlord and Sublandlord; and provided further, that, subject to Master Landlord’s prior written consent in each instance, Sublandlord shall, upon the reasonable written request of Subtenant and consistent with any express rights accorded to Sublandlord under the Master Lease, at Subtenant’s sole cost and expense, request an audit of Master Landlord’s books and records in which Subtenant may participate, so long as Subtenant first signs any NDA required by Master Landlord and Sublandlord. If Sublandlord obtains a refund allocable to Master Landlord’s Operating Expenses and/or Master Landlord’s Taxes relating to the Subleased Premises after Subtenant makes a payment on account of such Master Landlord Operating Expenses and/or Master Landlord’s Taxes (as applicable), Sublandlord shall, based upon Sublandlord’s equitable determination, refund Subtenant an amount corresponding to Subtenant’s proportionate share of such refund.

4.4.
Throughout the Sublease Term, Subtenant also shall pay within thirty (30) days after written notice from Sublandlord (i) any other fees, charges or sums due under the Master Lease in connection with Subtenant’s use and/or occupancy of the Sublease Premises, (ii) costs related to Utilities (defined in Section 6.1 below), and (iii) any gross receipts and/or rent tax respecting this Sublease and/or imposed on Sublandlord based upon the Rent payable hereunder, and any taxes assessed upon or incurred with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Subtenant of the Sublease Premises or any portion of the Building (collectively, “Other Charges”). By way of illustration and not limitation, Other Charges include: (a) excess or after hours electrical service or heating, ventilating or air conditioning service supplied to the Sublease Premises; (b) services or benefits supplied to the Sublease Premises for which Master Landlord reserves any right to impose a fee or charge separate from Direct Expenses; (c) to reimburse Master Landlord for taxes on personal property, equipment and fixtures located in or about the Sublease Premises during the Sublease Term; (d) to pay for any damage to the Building resulting from the gross negligence or willful misconduct of Subtenant or Subtenant’s officers, employees, architects, engineers, contractors or other licensees, guests, visitors or other invitees, sub-subtenants, successors or assigns (collectively, the “Subtenant Parties”), but only to the extent not covered by insurance maintained or required to be maintained by Master Landlord under the Master Lease; and (e) for damages or other sums recoverable under the Master Lease which are the result of any acts, omissions, or negligence by Subtenant, its agents, employees, or contractors, or failure of performance or Default by Subtenant under this Sublease.

4.5.
All Rent shall be paid to Sublandlord at the address set forth in Section 1.11, or to such other person or such other place as Sublandlord may from time to time designate in writing. If any Rent is not paid within three (3) business days after its due date, Subtenant acknowledges that Sublandlord will incur additional administrative expenses and costs which are difficult or economically impractical to ascertain. Subtenant shall pay an administrative charge to Sublandlord equal to five percent (5%) of the delinquent amount plus any attorneys' fees incurred by Sublandlord by reason of Subtenant's failure to pay Rent and/or Other Charges when due hereunder. However, Subtenant shall be entitled to notice of nonpayment and a three (3) business day cure period prior to the imposition of such late charge on the first occasion in any twelve (12) consecutive month period in which any installment of Rent is not timely paid. Neither demand for nor receipt of any late charge called for under this Sublease shall (i) operate to waive any default by Subtenant or provide a substitute for Subtenant’s full and timely performance of the obligation to pay Rent, or (ii) limit the exercise of any other right or remedy Sublandlord may have under this Sublease in case of Subtenant’s default.

5.
POSSESSION AND USE

5.1.
Subject to the Relocation Improvements being Substantially Completed in accordance with the requirements of the First Amendment, Sublandlord subleases the Sublease Premises to Subtenant, and Subtenant accepts the Sublease Premises, otherwise in their present “as is” and “with all faults” condition. Sublandlord has no obligation to prepare, modify or alter the Sublease Premises, except that Sublandlord shall deliver the Sublease Premises to Subtenant professionally cleaned, vacant and with the Relocation Improvements Substantially Completed. Subtenant acknowledges that it has had full opportunity to inspect the condition of the Sublease Premises and Building and all laws, rules, regulations, and restrictions statutes, codes, regulations, ordinances, and restrictions of any municipal or governmental entity or insurance body and its fire prevention engineers whether in effect now or later (collectively, “Laws”) relating to its use and condition. Except to the extent expressly set forth in this Sublease, Subtenant is not relying on any statement, representation or warranty made by or for Sublandlord with respect to the Sublease Premises or such Laws. Subtenant, by acceptance of possession of the Sublease Premises, conclusively acknowledges the Sublease Premises to be in good order and repair (but subject to any claims of latent defects) and in a tenantable condition and acceptable for Subtenant’s intended use. Sublandlord hereby assigns to Subtenant, on a non-exclusive basis, all rights and interests, if any, Sublandlord has or receives in all warranties and guaranties by Contractor (as defined in the Relocation Space Work Letter), subcontractors, suppliers or other persons or entities related to the Relocation Improvements, such that the warranties and guarantees may be enforced by Master Landlord, Sublandlord and/or Subtenant. Sublandlord also hereby assigns to Subtenant on a non-exclusive basis the warranties given by Master Landlord to Sublandlord referred to in Section 58.1.5 of the First Amendment. If Sublandlord is prohibited under the Master Lease from assigning to Subtenant on a non-exclusive basis any warranties and/or guarantees received by Sublandlord related to the Relocation Improvements, of if Sublandlord is prohibited under the Master Lease from assigning to Subtenant any of the warranties referred to in Section 58.1.5 of the First Amendment, then, if reasonably requested by Subtenant in writing, Sublandlord agrees to promptly notify Master Landlord in writing of any malfunction, defect or non-compliance covered under the applicable warranty or guarantee given by Master Landlord or its Contractor and reasonably enforce such applicable warranty(ies) and/or guarantee(s) against Master Landlord on behalf and for the benefit of Subtenant. Sublandlord covenants to enforce any warranties Sublandlord receives from the supplier and installer/construction manager with respect to the replacement of the lab HVAC.

5.2.
The Sublease Premises shall be used and occupied solely for Subtenant’s Use as specified in Section 1.9 and for no other use or purpose. Subtenant’s use of the Sublease Premises shall at all times comply with the relevant provisions of the Master Lease and all applicable Laws. Sublandlord makes no representation, express or implied, that Subtenant’s Use is permitted in the Sublease Premises under applicable Laws.

6.
SUBTENANT'S UTILITY, MAINTENANCE AND REPAIR OBLIGATIONS

6.1.
To the extent any utility or service provided to the Sublease Premises is not included in Direct Expenses, Sublandlord will, on a periodic basis, invoice Subtenant for Subtenant’s Share of such consumption. Subtenant shall be responsible for obtaining and paying directly all telecommunications, including phone and internet services, through direct contract with commercial providers of such services, as well as any security services or other services Subtenant elects to obtain as part of its business.

6.2.
Subtenant shall be responsible for and shall pay before delinquency all maintenance, repairs and replacements to the Sublease Premises and its systems and equipment, to the extent Sublandlord, as “Tenant”, is obligated to perform the same with respect to the Master Premises under the Master Lease. Subtenant shall be responsible for providing, or causing to be provided, its own janitorial services with respect to the Sublease Premises.

6.3.
Subtenant shall comply with all Laws, including, without limitation, the American’s with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq. (the “ADA”) and other state and local laws governing access by the disabled, and all orders, rules and regulations of all governmental authorities and of all insurance bodies and their fire prevention engineers at any time in force, applicable to the Sublease Premises or to Subtenant's particular use or manner of use thereof, solely to the extent Sublandlord, as “Tenant” under the Master Lease, is obligated to comply with the same with respect to the Master Premises under the Master Lease.

7.
INSURANCE & INDEMNIFICATION

7.1.
Throughout the Sublease Term, and beginning on the earlier of the Early Access Date and the Sublease Commencement Date, Subtenant shall procure and maintain, at its own cost and expense, such insurance as is required to be carried by Sublandlord under the Master Lease to the extent it pertains to the Sublease Premises, naming Sublandlord, Master Landlord and any additional entities required under the Master Lease or reasonably requested by Sublandlord as additional insureds in the manner required therein. If the Master Lease requires Sublandlord to insure leasehold improvements or alterations, then Subtenant shall insure such leasehold improvements which are located in the Sublease Premises, as well as alterations in the Sublease Premises made by Subtenant. Subtenant shall furnish to Sublandlord a certificate of Subtenant's insurance required under this Section 7.1 prior to the earlier of the Early Access Date and Sublease Commencement Date.

7.2.
Each party hereto waives claims against the other for damage to property owned by the other party where such damage is covered under any policy of property damage insurance maintained (or required by this Sublease or the Master Lease to be maintained) by such party. Subtenant hereby waives claims against the Master Landlord and Sublandlord for injury, loss or damage to or at the Sublease Premises or the Project or any personal property of such party therein or thereon of every kind and nature, if and to the extent that Sublandlord waives or releases such claims against Master Landlord under the Master Lease. Subtenant agrees to obtain, for the benefit of Master Landlord and Sublandlord, such waivers of subrogation rights from its insurer as are required of Sublandlord under the Master Lease. Subtenant agrees to request of Master Landlord that Master Landlord waive claims against Subtenant for loss or damage to property owned by Master Landlord, including the Premises, Building and Project and personal property of Master Landlord therein or thereon where such damage or loss is covered under any policy of property damage insurance maintained by Master Landlord.

7.3.
Subtenant shall indemnify, defend and hold Sublandlord, its officers, directors, shareholders, agents and employees (collectively, “Sublandlord Parties”) harmless from and against all third-party loss, cost, damage, expense and liability, including, without limitation, reasonable attorneys’ fees and disbursements, to the extent incurred as a result of or arising from: (i) any accident, damage or injury to any person or property occurring in, on or about the Sublease Premises from and after the earlier of the Sublease Commencement Date and the Early Access Date until the expiration or earlier termination of this Sublease; (ii) Subtenant’s breach or default of any of its obligations under this Sublease (or under the Master Lease to the extent applicable and the obligation of Subtenant hereunder); (iii) any work done in or to the Sublease Premises, either by or on behalf of Subtenant; or (iv) any negligence or willful misconduct by Subtenant or any of its officers, employees, agents, customers, licensees or invitees, or any person claiming through or under Subtenant; provided, however, and notwithstanding anything to the contrary contained in this Section, Subtenant shall not be obligated to indemnify Sublandlord against any such loss, cost, damage, expense or liability to the extent caused by the negligence or willful misconduct of Sublandlord or Sublandlord Parties or of Master Landlord or any of its members, managers, officers, directors, shareholders, partners, agents, employees, contractors or other representatives.

8.
ASSIGNMENT AND SUBLETTING

8.1.
Except with the prior written consent of Master Landlord and Sublandlord, Subtenant shall not (a) assign, convey or mortgage this Sublease or any interest under it; (b) allow any transfer of this Sublease or any interest thereunder or any lien upon Subtenant's interest therein by operation of law; (c) further sublet the Sublease Premises or any part thereof; or (d) permit the occupancy of the Sublease Premises or any part thereof by anyone other than Subtenant and its employees (other than occupancy merely by Subtenant’s use of the Sublease Premises). Sublandlord's consent to an assignment of this Sublease or sub-sublease of all or any portion of the Sublease Premises shall not be unreasonably withheld, conditioned or delayed; provided, however it shall not be unreasonable for Sublandlord to withhold consent if: (i) the transferee intends to use the Sublease Premises for a purpose which is not permitted by the Master Lease or this Sublease; (ii) the transferee is not a party of reasonable financial worth and/or financial stability in light of the obligations to be undertaken with respect to the proposed transfer; (iii) the Master Landlord withholds consent to the transfer. In connection with Subtenant’s request for consent to any proposed assignment or sublease, Subtenant shall deliver to Sublandlord at least three (3) years of financial statements for the proposed transferee, which shall include cashflows, income statements and balance sheets, provided Sublandlord shall deliver to Subtenant a non-disclosure agreement on Sublandlord’s commercially reasonable form. If Sublandlord consents to any assignment of this Sublease or further sub-subletting of the Sublease Premises, or applicable part thereof, Sublandlord shall use reasonable efforts to obtain the consent of Master Landlord. Subtenant shall pay all costs and fees payable to Master Landlord under the Master Lease with respect to the proposed assignment or further subletting, as and when payable under the Master Lease, whether or not consent is granted by Master Landlord or Sublandlord. In addition thereto, Subtenant shall also reimburse Sublandlord for all out-of-pocket costs and expenses (including, without limitation, legal fees) reasonably incurred by Sublandlord with respect to any proposed assignment or sub-subletting (whether or not Sublandlord’s consent is granted with respect thereto) within thirty (30) days following Subtenant’s receipt of written request therefor and reasonable back- up documentation evidencing the out-of-pocket costs and expenses and legal fees, if any, reasonably incurred by Sublandlord as provided above.

8.2.
No permitted assignment shall be effective and no permitted sub-sublease shall commence unless and until any Default by Subtenant hereunder has been cured. No permitted assignment or sub- subletting shall relieve Subtenant from Subtenant’s obligations and agreements under this Sublease and Subtenant shall continue to be liable under this Sublease as a principal and not as a guarantor or surety, to the same extent as though no assignment or sub-subletting had been made.

8.3.
Any Bonus Rent realized by Subtenant in connection with any Transfer shall be shared by Sublandlord and Subtenant as follows: fifty percent (50%) to Sublandlord and fifty percent (50%) to Subtenant, after payment to Master Landlord of any amount required to be paid under the Master Lease. As used herein, “Bonus Rent” shall mean the excess of (i) all consideration received by Subtenant on account of a sub-sublease or assignment over (ii) the sum of the Base Rent and Additional Rent payable by Subtenant to Sublandlord under this Sublease (prorated, in the case of a sub-sublease of less than all of the Sublease Premises, to reflect obligations allocable to only the portion of the Sublease Premises so sublet), after deducting any design and construction costs incurred on account of changes, alterations and improvements to the Premises in connection with the Transfer, any free base rent and tenant improvements allowances reasonably provided to the Transferee in connection with the Transfer (provided that such free rent and tenant improvement allowances shall be deducted only to the extent the same is to be credited, applied or payable to such Transferee), any brokerage commissions in connection with the Transfer, and legal fees and disbursements reasonably incurred in connection with the Transfer.

8.4.
In the event Subtenant seeks to assign the Sublease or further sublease more than fifty percent (50%) of the Sublease Premises for substantially all of the Sublease Term, Sublandlord shall have the option, in lieu of consenting to such transfer, to terminate the Sublease of the Sublease Premises as of the proposed effective date of the proposed assignment or subletting set forth in Subtenant’s notice. Such option to terminate shall be exercised, if at all, by Sublandlord giving Subtenant written notice thereof within fifteen (15) days following Sublandlord’s receipt of Subtenant’s written request. Time is of the essence with respect to such notice of exercise of Sublandlord’s option to terminate. In the event of such termination by Sublandlord, from and after the effective date of such termination, Sublandlord and Subtenant shall have no further obligations or liabilities to each other with respect to the affected portion of the Sublease Premises, except with respect to obligations or liabilities which have accrued as of, or survive, such termination (in the same manner as if such termination date were the date originally fixed for the expiration of the Sublease Term). Without in any manner limiting the rights of Sublandlord, following any such termination by Sublandlord, Sublandlord may sublease or assign the affected portion of the Sublease Premises to the prospective assignee or sublessee proposed by Subtenant, without liability to the Subtenant. In the event Sublandlord terminates the Sublease as to a portion of the Sublease Premises, as opposed to the entire Sublease Premises, Rent under the Sublease shall be proportionately abated on the per rentable square foot basis. Sublandlord’s failure to exercise such termination right as herein provided shall not be construed as Sublandlord’s consent to the proposed assignment or subletting.

8.5.
Subtenant may assign this Sublease to a Permitted Transferee (as defined in the Master Lease) without the written consent of Sublandlord, subject to the terms of the Master Lease. For avoidance of doubt, notwithstanding anything to the contrary in this Sublease, as between Sublandlord and Subtenant only (and without limiting any rights of Master Landlord under the Master Lease), (i) Subtenant may, without Sublandlord’s prior written consent and without payment of any amount to Sublandlord, sub-sublet the Sublease Premises or assign this Sublease to (a) an entity controlling, controlled by or under common control with Subtenant, (b) a successor to Subtenant by merger, consolidation or reorganization, or (c) a purchaser of all or substantially all of Subtenant’s assets, and (ii) the sale or transfer of Subtenant’s stock or equity interests in connection with a bona fide financing for the benefit of Subtenant shall not be deemed an assignment, subletting or other transfer of this Sublease or of the Sublease Premises provided Subtenant’s net worth is not decreased by such sale or transfer.

9.
ALTERATIONS

9.1.
Except as expressly provided in this Sublease, Subtenant shall not make any alterations, improvements or additions in or to the Sublease Premises (“Alterations”) without the prior written consent of the Sublandlord, which consent shall not be unreasonably withheld, conditioned or delayed. Subtenant desires to construct or install in the Sublease Premises the leasehold improvements referred to on Exhibit E attached hereto and, subject to Master Landlord and Sublandlord first consenting to the same in writing (which may be via email or facsimile), Subtenant shall have the right to construct or install, or cause to be constructed or installed, any or all of the leasehold improvements referred to on such Exhibit E attached to this Sublease.

9.2.
Notwithstanding any other provisions in this Sublease, no Alterations shall be made that would constitute a Default or event of default under the Master Lease. If Sublandlord consents to any Alterations, Sublandlord shall use reasonable efforts to obtain the consent of Master Landlord, if required under the Master Lease, and Subtenant shall pay all costs reasonably incurred by Sublandlord in seeking or obtaining Master Landlord’s consent (regardless of whether Master Landlord’s consent is granted). If Alterations by Subtenant are consented to by Sublandlord and consented to by Master Landlord (if required under the Master Lease), Subtenant shall comply with all of the covenants of Sublandlord, as “Tenant” under the Master Lease, contained in the Master Lease pertaining to the performance of such Alterations.

9.3.
Subject to Section 7.2 above, Subtenant shall indemnify, defend and hold harmless Sublandlord against liability, loss, cost, damage, liens and expense imposed upon Sublandlord to the extent arising from any Alterations constructed or made by Subtenant, including those Alterations permitted under the terms of this Sublease.

9.4.
Any permitted Alterations by Subtenant shall be made at Subtenant’s sole cost and expense, including any cost to comply with applicable Laws (including any code compliance with respect to any improvements required to be performed outside of the Sublease Premises), any management or supervision fee charged by Master Landlord pursuant to the terms of the Master Lease, and any removal or restoration costs necessary or incurred pursuant to the provisions of the Master Lease. In addition to any fees payable to Master Landlord with respect to Alterations under the Master Lease, Subtenant shall reimburse Sublandlord for the reasonable review fees, if any, incurred by Sublandlord by third-party consultants and for the review of plans or any inspections that Sublandlord reasonably deems necessary with regards to the requested Alterations.

10.
SURRENDER

10.1.
On the Expiration Date, or upon the earlier termination of this Sublease or of Subtenant’s right to possession of the Sublease Premises, Subtenant shall at once surrender and deliver up the Sublease Premises to Sublandlord in materially the same condition as existed on the earlier of the Early Access Date and Sublease Commencement Date, excepting reasonable wear and tear, damage and/or destruction from casualty or condemnation, Hazardous Materials (other than those released by or brought into the Sublease Premises by Subtenant or any of Subtenant’s employees, agents, contractors or invitees), repairs not Subtenant’s responsibility under this Sublease, and approved or permitted Alterations which are not required to be removed pursuant to the Master Lease or the express terms and provisions of this Sublease; provided, however, conditions existing because of Subtenant’s failure to perform maintenance, repairs or replacements as required of Subtenant under this Sublease shall not be deemed “reasonable wear and tear.” At the expiration or earlier termination of this Sublease, Subtenant shall surrender to Sublandlord all keys to the Sublease Premises.

10.2.
As between Sublandlord and Subtenant, Subtenant shall not be required to remove any alterations, additions or improvements performed by or at the request of Sublandlord or Master Landlord prior to the earlier of the Sublease Commencement Date and Early Access Date or to restore the Sublease Premises to their condition prior to Sublandlord's or Master Landlord’s making of such alterations, additions or improvements.

10.3.
If Sublandlord is required under the Master Lease to remove any alterations performed by Sublandlord prior to the Expiration Date, Subtenant shall permit Sublandlord to enter the Sublease Premises for a reasonable period of time, subject to such conditions as Subtenant may reasonably impose, for the purpose of removing such alterations and restoring the Sublease Premises as required by the Master Lease. However, if either Sublandlord or Subtenant reasonably determines that Sublandlord’s entry prior to the Expiration Date is not compatible with Subtenant’s continued use of the Sublease Premises, then at any time during the last forty-five (45) days of the Sublease Term, either party may terminate this Sublease upon not less than ten (10) days written notice to the other, with such termination to be effective on the date of Sublandlord’s re-entry into the Sublease Premises for the purpose of removing such alterations and restoring the Sublease Premises. In the event Sublandlord enters the Sublease Premises pursuant to the terms of this Paragraph 10.3, Sublandlord shall, during the period of such entry, take all reasonable steps to minimize, to the extent practicable under the circumstances, any disturbance of and/or interference with Subtenant’s business operations in the Sublease Premises.

10.4.
At the expiration or earlier termination of this Sublease, Subtenant shall have the right (subject to Master Landlord’s prior written approval, to the extent removal is not expressly permitted under the Master Lease), to remove from the Sublease Premises any specialized tenant improvements and/or equipment installed by and paid for by Subtenant so long as Subtenant repairs any damage resulting from such removal.

11.
CASUALTY AND EMINENT DOMAIN

In the event of any damage, destruction, casualty or condemnation affecting the Sublease Premises, Rent payable hereunder shall be abated but only to the extent that Rent is abated under the Master Lease with respect to the Sublease Premises. Subtenant shall have no right to terminate this Sublease in connection with any damage, destruction, casualty, condemnation or threat of condemnation except to the extent the Master Lease is also terminated as to the Master Premises or any material portion thereof.

12.
HOLDING OVER

Holding over by Subtenant is specifically prohibited, and Subtenant shall have no right to retain possession of the Sublease Premises following the expiration or earlier termination of the Sublease Term (“Holding Over”). If Subtenant fails to vacate the Sublease Premises or any portion thereof and deliver the Sublease Premises to Sublandlord in the condition required by this Sublease on or prior to the expiration or earlier termination of this Sublease, then, in addition to any other right or remedy of Sublandlord under this Sublease, at law or in equity, Subtenant shall pay to Sublandlord, in addition to Additional Rent and Other Charges, an amount equal to the greater of (a) [***] percent ([***]%) of the monthly Base Rent in effect immediately prior to the expiration or earlier termination of this Sublease for each month (or portion thereof) that such failure(s) continue(s), and (b) the holdover rent Sublandlord is required to pay to Master Landlord under the Master Lease due to Subtenant’s Holding Over. In addition, Subtenant shall be liable to Sublandlord for all damages incurred by Sublandlord as a result of such Holding Over (including, but not limited to, attorneys' fees and expenses and any rent payable by Sublandlord to Master Landlord under the Master Lease) (including consequential damages) incurred by Sublandlord as a result of such holding over. Notwithstanding the foregoing, Subtenant shall not be liable to Sublandlord for any consequential damages suffered or incurred by Sublandlord as a result of Subtenant Holding Over (other than consequential damages due from Sublandlord to Master Landlord under the Master Lease as a result of Subtenant’s holding over) unless Sublandlord gives Subtenant written notice that Sublandlord has entered into a written lease with a third party covering the Sublease Premises, such written notice states the date that such third party is entitled to take possession of the Sublease Premises following the expiration or earlier termination of this Sublease and Subtenant fails to vacate the Sublease Premises within thirty (30) days following the date of Subtenant’s receipt of Sublandlord’s written notice; however, in no event shall Subtenant be obligated to vacate the Sublease Premises prior to the expiration or earlier termination of this Sublease. No Holding Over by Subtenant or payment by Subtenant after the expiration or earlier termination of this Sublease shall be construed to extend the Sublease Term or prevent Sublandlord from immediately recovering possession of the Sublease Premises by summary proceedings or otherwise.

13.
ENCUMBERING TITLE

13.1.
Subtenant shall not do any act which in any way encumbers the title of Master Landlord in and to the Building nor shall the interest or estate of Master Landlord or Sublandlord be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Subtenant, or by reason of any other act or omission of Subtenant. Any claim to, or lien upon, the Sublease Premises or Building arising from any act or omission of Subtenant shall accrue only against the subleasehold estate of Subtenant therein and shall be subject and subordinate to the paramount title and rights of Master Landlord in and to the Building and the interest of Sublandlord in the Master Premises.

13.2.
Without limiting the generality of the foregoing, Subtenant shall not permit the Sublease Premises or Building to become subject to any mechanics', laborers' or materialmen's lien on account of labor or material furnished to Subtenant or claimed to have been furnished to Subtenant in connection with work of any character performed or claimed to have been performed on the Sublease Premises or anywhere in the Building by, or at the direction or sufferance of, Subtenant. In the event any such lien is imposed or recorded, Subtenant shall cause the same to be released of record by payment or recording of a lien release bond as provided by Law within fifteen (15) days after Subtenant receives notice or becomes aware of such imposition or recording. If Subtenant shall fail to cause any such lien to be released within such fifteen (15) day period, then Sublandlord shall have, in addition to all other rights and remedies provided in this Sublease and at law, the right, but not the obligation, to cause any such lien to be released by such means as Sublandlord shall deem proper, including payment of the claim giving rise to such lien.

14.
SUBTENANT’S DEFAULT

14.1.
Any one or more of following events shall be considered a “Default” by Subtenant, as such term is used in this Sublease:

a.
Subtenant fails to make any payment of Rent required to be made by Subtenant within three (3) business days following written notice from Sublandlord that the same is past due; or

b.
Subtenant fails to fulfill, keep, observe or perform any of the other covenants and obligations herein contained to be fulfilled, kept, observed and performed by Subtenant, and such failure continues for more than twenty-five (25) days after notice thereof in writing to Subtenant, or for such longer period as may be reasonably required to cure such failure, provided Subtenant is continuously and diligently prosecuting such cure at all times to completion and such cure period does not cause Sublandlord to be in an event of default under the Master Lease; provided, such notice shall be in lieu of, and not in addition to, any notice required under Section 1161 et seq. of the California Code of Civil Procedure; or

c.
Subtenant shall be adjudged an involuntary bankrupt, or a decree or order approving a petition or answer filed against Subtenant seeking reorganization of Subtenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any State, shall be entered, and any such decree or judgment or order shall not have been vacated or stayed or set aside within sixty

(60) days from the date of the entry or granting thereof; or

d.
Subtenant shall file, or admit the jurisdiction of the court and the material allegations contained in, any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal Bankruptcy laws now or hereafter amended, or Subtenant shall institute any proceedings for relief of Subtenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, re-organization, arrangements, composition or extension; or

e.
Subtenant shall (i) abandon the Sublease Premises during the Term for a continuous period in excess of five (5) consecutive business days and Subtenant is during that time in default of its other obligations under this Sublease (Subtenant waives any right to notice Subtenant may have under Section 1951.3 of the Civil Code of the State of California, the terms of this Section 14.1 being deemed such notice to Subtenant as required by said Section 1951.3) or (ii) assign this Sublease or further sublet the Sublease Premises other than in strict accordance with Section 8 of this Sublease; or

f.
Subtenant fails to secure insurance or to provide proper evidence of insurance as set forth in Section 7 of this Sublease and does not cure such failure within three (3) business days: following Subtenant’s receipt of notice from Sublandlord or fails to keep the Sublease Premises or the Building free of lien claims as set forth in Section 13 of this Sublease where such failure is not cured within fifteen (15) days following receipt of notice or actual knowledge of the imposition of any such lien; or

g.
Subtenant causes an event or condition under the Master Lease which either is a default thereunder or, subject only to the delivery of any required notice or passage of any cure or grace period, would constitute a default thereunder, and such default is not cured within two (2) business days less than any period allowed under the Master Lease for cure. Where notice of default from Master Landlord is required and given under the Master Lease, Sublandlord agrees to use good faith efforts to provide as quickly as reasonably practicable a copy of any such notice to Subtenant.

14.2.
Upon the occurrence of any one or more Default(s), Sublandlord may exercise any remedy against Subtenant which Master Landlord may exercise for default by Sublandlord under the Master Lease in addition to any remedy available at law and/or in equity, and Sublandlord may resort to its remedies cumulatively or in the alternative. Without limiting the generality of the foregoing, Sublandlord may exercise the damage remedies available under any applicable law, including without limiting the foregoing, California Civil Code Sections 1951.2 and 1951.4 or any similar or successor statute which provides that a lessor may continue a lease in effect and recover damages as they become due. Subtenant expressly acknowledges and agrees that the restrictions on assignment and sub-subletting imposed by this Sublease are reasonable for purposes of California Civil Code Section 1951.4 and any successor or similar statute.

14.3.
Intentionally Omitted.

14.4.
If Subtenant shall default in the observance or performance of any term or covenant of this Sublease on Subtenant’s part to be observed or performed, and if such default has not been cured following twenty (20) days’ written notice to Subtenant (or such shorter time in the event of an emergency), then Sublandlord may (but shall not be obligated to), after giving Subtenant an additional five (5) business day prior written notice of Sublandlord’s intention to cure Subtenant’s Default, immediately or at any time thereafter, perform the same for the account of Subtenant. If Sublandlord makes any expenditure or incurs any obligation for the payment of money in connection therewith (including, without limitation, reasonable attorneys’ fees and disbursements), then such sums paid, or obligations incurred, together with interest thereon at the lesser of (i) [***] percent ([***]%) per month or (ii) the maximum rate allowable under Law from the date of the expenditure until repaid, shall be deemed to be Other Charges under this Sublease and shall be paid by Subtenant to Sublandlord within five (5) days after Sublandlord’s demand therefor. Subtenant hereby expressly waives its rights under any statute to make repairs at the expense of Sublandlord.

15.
PROVISIONS REGARDING MASTER LEASE

15.1.
This Sublease and all rights of the parties hereunder, are subject and subordinate to all of the terms, covenants and conditions of the Master Lease, except as otherwise expressly provided to the contrary in this Sublease. Subtenant (and Sublandlord to the extent of its obligations under the Master Lease that are not assumed by Subtenant under this Sublease) each agree that it will not, by its act or omission to act, cause a default under the Master Lease. In furtherance of the foregoing, the parties hereby acknowledge, each to the other, that it is not practical in this Sublease to enumerate all of the rights and obligations of the various parties under the Master Lease and specifically to allocate those rights and obligations in this Sublease. Accordingly, in order to afford to Subtenant the benefits of this Sublease and of those provisions of the Master Lease which by their nature are intended to benefit the party in possession of the Sublease Premises, and in order to protect Sublandlord against a Default by Subtenant which might cause an event of default by Sublandlord under the Master Lease, Sublandlord and Subtenant covenant and agree as set forth in this Article 15.

15.2.
Except as otherwise expressly provided in this Sublease, Sublandlord shall fully, and within any time period expressly prescribed in the Master Lease, perform its covenants and obligations under the Master Lease which do not require for their performance possession of the Sublease Premises and/or which are not otherwise to be performed hereunder by Subtenant on behalf of Sublandlord, unless Sublandlord is prevented from performing such due to Subtenant’s actions or inactions, including a Default by Subtenant. Except as otherwise expressly set forth in this Sublease, in case of any breach of this Sublease by Sublandlord, Subtenant shall have all of the rights and remedies against Sublandlord as would be available to Sublandlord, as Tenant, against Master Landlord under the Master Lease (to the extent the provisions thereof have been incorporated by reference into this Sublease without modification) if such breach were made by Master Landlord thereunder (but only to the extent such actions by Subtenant do not constitute a breach of the Master Lease). Except as otherwise expressly provided in this Sublease (i.e., to the extent not the retained obligation of Sublandlord under this Sublease), Subtenant shall perform all affirmative covenants, and shall refrain from performing any act which is prohibited by the negative covenants, of the Master Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Sublease Premises. In furtherance of the foregoing, Subtenant shall assume and perform for the benefit of Sublandlord all of the obligations of “Tenant” under the Master Lease provisions as incorporated herein to the extent that the provisions are applicable to the Subleased Premises. In addition, whenever any period for notice from “Tenant” to “Landlord” is specified under the Master Lease, or any period within which “Tenant” is required to do anything under the Master Lease, the period applicable to Subtenant’s obligation to give such notice to Sublandlord or to perform under this Sublease shall be two (2) business days shorter than the corresponding period applicable to “Tenant” or “Lessee” under the Master Lease (so that Sublandlord shall always have at least two (2) business days within which to give its own notice or performance to Master Landlord); further, wherever any period for notice from “Landlord” or “Lessor” to “Tenant” or “Lessee” is specified under the Master Lease, Sublandlord shall similarly have an additional period of at least two (2) business days within which to give notice to Subtenant under this Sublease.

15.3.
Sublandlord shall not agree to an amendment to the Master Lease which materially adversely affects Subtenant’s access to, use or occupancy of the Sublease Premises and/or Common Areas or that increases the monetary obligations of Subtenant under this Sublease, unless Sublandlord shall first obtain Subtenant’s prior written approval to such amendment (which approval may be given or withheld by Subtenant in its sole and absolute discretion). However, it is expressly agreed that: (a) if, without the fault of Sublandlord, the Master Lease should terminate prior to the Expiration Date, Sublandlord shall have no liability to Subtenant; and (b) to the extent the Master Lease grants Sublandlord any discretionary right to terminate the Master Lease due to casualty or condemnation, Sublandlord shall be entitled to exercise or not exercise such right in its reasonable discretion and without liability to Subtenant. Except as provided in clause (b ) immediately above, Sublandlord agrees that it will not voluntarily agree with Master Landlord to terminate the Master Lease prior to its natural expiration unless Sublandlord shall first obtain Subtenant’s prior written approval (which approval may be given or withheld in Subtenant’s sole and absolute discretion). Sublandlord shall not waive any provisions under the Master Lease or make any elections, exercise any right or remedy or give any consent or approval under the Master Lease which will adversely affect Subtenant’s access to, use or occupancy of the Sublease Premises and/or Common Areas or that increases the monetary obligations of Subtenant under this Sublease without, in each instance, Subtenant’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld.

15.4.
So long as Subtenant is not in Default, Subtenant shall be entitled to all of the services and benefits with respect to the Sublease Premises which are to be provided by Master Landlord under the Master Lease. Except to the extent inconsistent with or contrary to the terms of this Sublease, the terms and conditions of this Sublease shall include all of the terms of the Master Lease and such terms are incorporated into this Sublease as if fully set forth herein, except that: (i) each reference in such incorporated sections to “Lease” shall be deemed a reference to “Sublease”; (ii) each reference to the “Premises” and “Relocation Space” shall be deemed a reference to the “Sublease Premises”; and (iii) each reference to “Landlord” and “Tenant” shall be deemed a reference to “Sublandlord” and “Subtenant”, respectively. Notwithstanding the foregoing and anything herein to the contrary, Sublandlord shall have no duty to perform any obligations of Master Landlord which are, by their nature, the obligation of an owner or manager of real property. By way of illustration, Sublandlord shall not be obligated: (a) to provide any of the services or utilities that Master Landlord has agreed in the Master Lease to provide, (b) to make any of the repairs or restorations that Master Landlord has agreed in the Master Lease to make, (c) to comply with any laws with which Master Landlord has agreed in the Master Lease to comply, if any, (d) to comply with any insurance provisions of the Master Lease with which Master Landlord has agreed in the Master Lease to comply, or (e) to take any action with respect to the operation, administration or control of the Project or any of the Common Areas that Master Landlord has agreed in the Master Lease to take. Sublandlord shall have no responsibility for or be liable to Subtenant for any default, failure or delay on the part of Master Landlord in the performance or observance by Master Landlord of any of its obligations under the Master Lease, nor shall such default by Master Landlord affect this Sublease or waive or defer the performance of any of Subtenant’s obligations under this Sublease, including without limitation the obligation to pay Rent; and Subtenant hereby expressly waives the provisions of any statute, ordinance or judicial decision, now or hereafter in effect, which would give Subtenant the right to make repairs at the expense of Sublandlord, or to claim any actual or constructive eviction by virtue of any interruption in access, services or utilities to, or any failure to make repairs in or to, the Sublease Premises or the Building. Notwithstanding the foregoing, the parties do contemplate that Master Landlord will, in fact, perform its obligations under the Master Lease, that Sublandlord shall use good faith and diligent efforts to enforce the rights of the “Tenant” under the Master Lease on behalf of Subtenant, and that in the event of any default or failure of such performance by Master Landlord, Sublandlord agrees that it will, upon notice from Subtenant, promptly make demand upon Master Landlord to perform its obligations under the Master Lease and, provided that Subtenant specifically agrees to pay all reasonable costs and expenses of Sublandlord and pays the estimated amount of such costs and expenses in advance based upon Sublandlord’s commercially reasonable projections from time to time, Sublandlord will take appropriate action to enforce the Master Lease, including, taking legal action against Master Landlord for its failure to perform; provided, however, that to the extent any such costs and expenses paid in advance by Subtenant are later recovered by Sublandlord from Master Landlord pursuant to the terms of the Master Lease, Sublandlord shall promptly pay any such recovered amounts to Subtenant. Any non-liability, release, waiver, indemnity or hold harmless provision in the Master Lease for the benefit of Master Landlord that is incorporated herein by reference shall be deemed to apply under this Sublease and inure to the benefit of both Sublandlord and Master Landlord; provided, however, that Sublandlord acknowledges and agrees that despite the provisions of Section 29.1 of the Master Lease, Sublandlord’s liability under this Sublease shall not be limited to Sublandlord’s interest in the Premises, Building or Project.

15.5.
If Subtenant desires to take any action which requires the consent of Master Landlord under the terms of the Master Lease, then, notwithstanding anything to the contrary herein: (a) Sublandlord, independently, shall have the same rights of approval or disapproval as Master Landlord has under the Master Lease (however, Sublandlord’s approval shall not be unreasonably withheld, conditioned or delayed); (b) Subtenant shall not take any such action until it obtains the consent of both Sublandlord and Master Landlord; and (c) Subtenant shall request that Sublandlord obtain Master Landlord’s consent on Subtenant’s behalf and Sublandlord shall use commercially reasonable and diligent efforts to obtain such consent. Subtenant shall pay all costs reasonably incurred by Sublandlord in seeking or procuring Master Landlord’s consent. Any approval or consent required of Sublandlord conclusively shall be deemed reasonably withheld if approval or consent also is required of the Master Landlord, and Master Landlord fails to give Master Landlord’s approval or consent. In all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.

15.6.
Notwithstanding any other provision of this Sublease, Subtenant shall not have any rights hereunder that are personal to Sublandlord or its affiliates as expressly provided in the Master Lease. Furthermore, (i) all representations and warranties made by Master Landlord in the Master Lease are made solely by Master Landlord and not by Sublandlord, (ii) any rights of Sublandlord to extend, renewal, expand, contract, cancel or terminate the Master Lease shall not apply to or benefit Subtenant in any manner (however, the foregoing shall not limit or restrict Subtenant from canceling or terminating this Sublease to the extent such cancellation or termination rights are available to Sublandlord under the Master Lease and such Master Lease cancellation or termination provisions are incorporated into this Sublease), and (iii) Subtenant shall not have any right to require that Sublandlord otherwise exercise any option for Subtenant’s benefit.

15.7.
In addition to the obligations of Subtenant under the terms of this Sublease as set forth in this Sublease (and except as otherwise expressly provided to the contrary in this Sublease), Subtenant shall also have and perform for the benefit of Sublandlord all obligations of the “Tenant” as are set forth in the Master Lease, which are hereby incorporated into this Sublease as though set forth herein in full, substituting “Subtenant” wherever the term “Tenant” appears, “Sublandlord” wherever the term “Landlord” appears, and “Sublease Premises” wherever the term “Premises” and/or “Relocation Space” appears (except for the definition of Premises, Tenant’s Address and Landlord’s Address in the Basic Lease Information) Notwithstanding the foregoing, the following provisions of the Master Lease are hereby expressly excluded from this Sublease and not incorporated herein, except as expressly set forth or referenced elsewhere in this Sublease, and then only to the extent expressly set forth or referenced: (A) any redacted portions of the Master Lease; (B) The following provisions of the Original Lease: all of the Basic Lease Information, Sections 2.1 (excepting therefrom the second and third sentences), 2.2, 2.4, 2.5, 2.6, 4.3, 5.4, 6.8, 15.6, 28.2 (first sentence only), 32.2 (except that Sublandlord agrees to ask Master Landlord to include Subtenant’s name on the Monument Signage in place of Sublandlord’s name pursuant to Section 23.1), 33.3 (clause (ii), except that at the expiration or earlier termination of the Sublease Term, Subtenant, at its sole cost, shall cause all Hazardous Materials brought into or about the Sublease Premises by Subtenant to be removed from the Sublease Premises and disposed of in accordance with all Environmental Laws,42.1, 51, 56, Exhibit B (and all references thereto in the Master Lease), Exhibit C (and all references thereto in the Master Lease); Exhibit C-1 (and all references thereto in the Master Lease);

(B) the entire First Amendment, except Sections 1 (as to the definitions of Relocation Amendment and Relocation Space), 2, 3 (as to Sections 58.1.5 (this Section is incorporated to the extent that Sublandlord agrees only to use commercially reasonable efforts to enforce any rights that Sublandlord has against Master Landlord under this Section of the First Amendment), 58.1.6 (this this Section is incorporated to the extent only that Sublandlord agrees to use commercially reasonable efforts to enforce any obligations that

Master Landlord has to Sublandlord under this Section of the First Amendment), 58.1.8 (except that such Section 58.1.8 shall be deemed modified to provide that all other terms and conditions of the Master Lease incorporated into this Sublease shall, except to the extent inconsistent with Article 58 of the First Amendment, apply to the Sublease Premises, and further provided that Subtenant shall not be entitled to any allowance)), 4 (only as to 4.1 and 4.4), 7 (and Sublandlord acknowledges and agrees that Subtenant shall not be obligated to remove from the Sublease Premises any of the Relocation Improvements), 8, 13, 14, 16.1, 16.2, 16.3, 16.5, 16.6, 16.7, 16.10, 16.11, Exhibit B-1 and Exhibit C (Sections 1.1 (second sentence to the extent only that Sublandlord agrees to use commercially reasonable efforts to enforce any obligations that Master Landlord has to Sublandlord under this Section of the First Amendment), 4.1 (first sentence to the extent only that Sublandlord agrees to use commercially reasonable efforts to enforce any obligations that Master Landlord has to Sublandlord under this Section of the First Amendment), 4.3.2 (from the beginning of the first sentence and ending with the words “”Landlord shall supervise the construction by Contractor”, to the extent only that Sublandlord agrees to use commercially reasonable efforts to enforce any obligations that Master Landlord has to Sublandlord under this Section of the First Amendment ), and

4.3.3. Furthermore, notwithstanding the foregoing, in the following provisions on the Master Lease which are incorporated herein, all references to “Landlord” shall refer only to “Master Landlord”: Original Lease in the following Sections: Section 1.3 (fifth and sixth sentences only), 6.1, 6.3, 6.5, 6.6, 6.7, 6.8, 7.1, 13.1

(except the second sentence), 13.3, the second and third sentence of Section 29.1, 30.2, 30.4, 30.5,32.1 (last sentence), 32.3 (subject to the express signage rights granted to Subtenant in this Sublease), 34.2, 34.3, 40.2, 44.2, and 57.4; and First Amendment: Sections 58.1.5 (provided that Sublandlord shall similarly have no liability for repairs or replacements necessitated by the negligent acts or omissions of Tenant and/or Tenant’s representatives, agents, contractors and/or employees), 58.1.6 and Exhibit C (Sections 1.1 (second sentence), 4.1 (first sentence), 4.3.2 (from the beginning of the first sentence and ending with the words “Landlord shall supervise the construction by Contractor”), 4.3.3.

15.8.
Sublandlord shall have the right to enter the Sublease Premises at reasonable times and upon reasonable advance notice, and subject to Subtenant’s reasonable security requirements, to cure any default by Subtenant under this Sublease, which is also, or would be, with the passage of time or the giving of notice, an Event of Default under the Master Lease. Any sums paid and all reasonable costs and expenses of performing any such cure shall be deemed Rent payable by Subtenant to Sublandlord upon demand, together with interest thereon at the rate of eight percent (8%) per annum, from the date of expenditure and written demand made by Sublandlord to Subtenant until paid.

15.9.
As between the parties hereto only, in the event of a conflict between the terms of the Master Lease and the terms of this Sublease, the terms of this Sublease shall control only to the extent they are inconsistent with the terms of the Master Lease and their respective counterpart provisions in the Master Lease shall be excluded only to such extent.

15.10.
In all provisions of the Master Lease requiring Tenant to designate Landlord as an additional or named insured on its insurance policy, Subtenant shall be required to so designate Landlord and Sublandlord on its insurance policy. Sublandlord shall have no obligation to maintain the insurance to be maintained by Landlord under the Master Lease.

15.11.
Sublandlord shall have no obligation to restore or rebuild any portion of the Sublease Premises after any destruction or taking by eminent domain. Subtenant shall be entitled to receive any abatement of Rent as to the Sublease Premises during the Sublease Term resulting from any casualty, condemnation or interruption of services that Sublandlord has actually received under the Master Lease, including, without limitation, the rights granted to Sublandlord under Section 6.8 of the Original Lease, less any expenses reasonably incurred by Sublandlord in obtaining such abatement. Sublandlord shall use commercially reasonable efforts to enforce its abatement rights under the Master Lease and shall keep Subtenant reasonably apprised of all such efforts on request of Subtenant.

15.12.
The provisions of this Sublease and/or Master Lease to the contrary notwithstanding, Subtenant shall have no obligation to remove, clean-up, remediate or abate any Hazardous Materials from the Premises, Building or Project unless such Hazardous Materials have been Released or discharged by Subtenant or any of its agents, employees, contractors, licensees or sub-sublessees in violation of any

Environmental Laws.

15.13.
Sublandlord acknowledges and agrees that Subtenant shall not be obligated to remove from the Sublease Premises any of the Relocation Improvements.

15.14.
Subtenant shall have no obligation to pay for any costs related to the design, permitting or construction of the Relocation Improvements or Tenant Improvements referred to in Relocation Space Work Letter referred to in the First Amendment.

15.15.
If Sublandlord is entitled to and receives rent abatement under the terms of the Master Lease, Subtenant shall be entitled to a proportionate and equitable abatement of rent due under this Sublease (to the extent allocable to the Sublease Premises) as reasonably determined by Sublandlord and Subtenant.

16.
MASTER LANDLORD'S CONSENT

16.1.
This Sublease and the obligations of the parties hereunder are expressly conditioned upon Sublandlord's obtaining the prior written consent of Master Landlord to this Sublease (the “Consent”). Subtenant shall promptly deliver to Sublandlord any information reasonably requested by Master Landlord in connection with the Consent with respect to the nature and operation of Subtenant's business, the financial condition of Subtenant, and any other information reasonably requested by Master Landlord.

16.2.
Sublandlord shall use commercially reasonable efforts to obtain Master Landlord’s consent to this Sublease as soon as reasonably practicable following the execution of this Sublease by Sublandlord and Subtenant. Subject to the immediately-preceding sentence, Sublandlord shall submit to Master Landlord a copy of this Sublease, and all other information required by the Master Landlord (to the extent required to be delivered to Master Landlord under the Master Lease and in Sublandlord’s possession or control), within five (5) business days of the mutual execution and delivery of this Sublease (or as soon thereafter as is reasonably practicable) and all other information reasonably requested by Master Landlord (to the extent in Sublandlord’s possession or control) within five (5) business days of request of Master Landlord (or as soon thereafter as is reasonably practicable). If Master Landlord fails to consent to this Sublease within sixty (60) days after the Execution Date, either party shall have the right to terminate this Sublease by giving written notice thereof to the other at any time thereafter, but before, Master Landlord grants such consent.

16.3.
Sublandlord and Subtenant hereby agree, for the benefit of Master Landlord, that this Sublease and Master Landlord’s consent hereto shall not (a) create privity of contract between Master Landlord and Subtenant; (b) be deemed to have amended the Master Lease in any regard (unless Master Landlord shall have expressly agreed writing to such amendment); or (c) be construed as a waiver of Master Landlord’s right to consent to any assignment of the Master Lease by Sublandlord or any further subletting of the Sublease Premises, or as a waiver of Master Landlord’s right to consent to any assignment by Subtenant of this Sublease or any further subletting of the Sublease Premises or any part thereof.

17.
LETTER OF CREDIT

17.1.
Not later than five (5) days following receipt of the Master Landlord Consent, Subtenant shall deliver to Sublandlord, as collateral for the full performance by Subtenant of all of its obligations under this Sublease and for all losses and damages Sublandlord may suffer (or which Sublandlord reasonably estimates it may suffer) as a result of Subtenant’s failure to comply with one or more provisions of this Sublease, including, but not limited to, any post lease termination damages under Section 1951.2 of the California Civil Code, a standby, unconditional, irrevocable, transferable (with Subtenant responsible for the payment of any transfer fee or charge imposed by the Issuing Bank, as defined below, in connection with only the first transfer, if applicable of the Letter of Credit) letter of credit (the “Letter of Credit”) in a form reasonably acceptable to Sublandlord and containing the terms required herein, in the amount specified in Section 1.12 (the “Letter of Credit Amount”), naming Sublandlord as beneficiary, issued (or confirmed) by a financial institution reasonably acceptable to Sublandlord (the “Issuing Bank”), permitting multiple and partial draws thereon from a location in San Francisco (or, alternatively, permitting draws via overnight courier or facsimile in a manner acceptable to Sublandlord), and otherwise in form acceptable to Sublandlord in its reasonable discretion. Sublandlord hereby pre-approves [***] as an Issuing Bank; however, Sublandlord acknowledges and agrees that Subtenant shall not be required to use [***] as the Issuing Bank; it being understood and agreed that if [***] is not the Issuing Bank selected by Subtenant, then the Issuing Bank shall be a financial institution reasonably acceptable to Sublandlord.

17.2.
The Letter of Credit shall be “callable” at sight, permit partial draws and multiple presentations and drawings, and be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. In the event of an assignment by Subtenant of its interest in this Sublease (and irrespective of whether Sublandlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Sublandlord from the assignee shall be subject to Sublandlord’s prior written approval, in Sublandlord’s reasonable discretion, and the attorney’s fees incurred by Sublandlord in connection with such determination shall be payable by Subtenant to Sublandlord within thirty (30) days of billing. Subtenant shall cause the Letter of Credit to be continuously maintained in effect (whether through replacement, amendment, renewal or extension) in the Letter of Credit Amount through the date (the “Final LC Expiration Date”) that is the later to occur of (x) the date that is ninety-five (95) days after the scheduled expiration of the Sublease Term and (y) the date that is ninety-five (95) days after Subtenant vacates the Sublease Premises and completes any restoration or repair obligations of Subtenant hereunder. In furtherance of the foregoing, Sublandlord and Subtenant agree that the Letter of Credit shall contain a so- called “evergreen provision,” whereby the Letter of Credit will automatically be renewed unless at least sixty

(60) days’ prior written notice of non-renewal is provided by the Issuing Bank to Sublandlord; provided, however, that the final expiration date identified in the Letter of Credit, beyond which the Letter of Credit shall not automatically renew, shall not be earlier than the Final LC Expiration Date. Subtenant shall neither assign nor encumber the Letter of Credit or any part thereof. Neither Sublandlord nor its successors or assigns will be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance by Subtenant in violation of this Article 17. If the Letter of Credit held by Sublandlord expires earlier than the Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the Issuing Bank), Subtenant shall deliver a new or amended Letter of Credit or certificate of renewal or extension to Sublandlord not later than thirty (30) days prior to the expiration or termination of the Letter of Credit then held by Sublandlord. Any renewal, amended or replacement Letter of Credit shall comply with all of the provisions of this Sublease.

17.3
Sublandlord without prejudice to any other remedy provided in this Sublease or by law, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable (each, a “Draw Event”): (i) Subtenant breaches or defaults in its obligations under this Sublease beyond applicable notice and cure periods; provided however if Sublandlord is prevented from delivering a notice of default to Subtenant for any reason, including without limitation, because Subtenant has filed a voluntary petition or an involuntary petition has been filed against Subtenant under the Bankruptcy Code (as defined below) then no notice or cure period shall be applicable or (ii) Subtenant has filed a voluntary petition under the U. S. Bankruptcy Code or any State bankruptcy code (collectively, “Bankruptcy Code”), or (iii) an involuntary petition has been filed against Subtenant under the Bankruptcy Code, and such involuntary petition has not been dismissed within ninety (90) days of such filing, or (iv) Subtenant executes an assignment for the benefit of creditors, or (v) Subtenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, and Subtenant’s assets or substantially all of its assets are not restored to Subtenant within sixty

(60) days or (vi) the Issuing Bank has notified Sublandlord that the Letter of Credit will not be renewed or extended through the Final LC Expiration Date and Subtenant fails to provide Sublandlord with a new or amended Letter of Credit or certificate of renewal or extension on or before the date thirty (30) days prior to the expiration or termination of the Letter of Credit then held by Sublandlord or (vii) Subtenant fails to timely provide a replacement Letter of Credit as required by the terms of this Article 17 (the events described in clauses (ii), (iii), (iv), and (v) above, collectively, being referred to herein as an “Insolvency

Event”). Upon any such draw, Sublandlord may use all or any part of the proceeds only (a) to cure any Event of Default by Subtenant; (b) to pay any other sum to which Sublandlord becomes obligated by reason of an Event of Default by Subtenant; or (c) to compensate Sublandlord for any monetary loss or damage which Sublandlord suffers thereby arising from an Event of Default by Subtenant. In addition, if the Draw Event is the failure of Subtenant to renew the Letter of Credit as required hereunder, then Sublandlord shall be entitled to draw the entire Letter of Credit as a cash security deposit, held as a pledge under the California Uniform Commercial Code to secure Subtenant's obligations under the Sublease. Among other things, it is expressly understood that the draw proceeds will not be considered an advance payment of Base Rent or Additional Rent or a measure of Sublandlord's damages resulting from any Event of Default by Subtenant hereunder (past, present or future). Further, immediately upon the occurrence and during the continuance of any one or more Draw Events, Sublandlord may, from time to time and without prejudice to any other remedy, use the draw proceeds (whether from a contemporaneous or prior draw on the Letter of Credit) to the extent necessary to make good any arrearages of Base Rent or Additional Rent which Subtenant has failed to pay within any applicable notice and cure periods, to pay to Sublandlord any and all amounts to which Sublandlord is entitled in connection with the pursuit of any one or more of its remedies hereunder due to an Event of Default by Subtenant, and to compensate Sublandlord for any and all other damage, injury, expense or liability caused to Sublandlord by any and all such Events of Default by Subtenant.

17.4
The proceeds of any draw upon the Letter of Credit which are not used to pay for damages suffered by Sublandlord (or which Sublandlord reasonably estimates it will suffer) (the “Unused Proceeds”) as described above shall be held in Sublandlord’s own name and for its own account and need not be segregated from any other funds of Sublandlord. Subtenant (i) agrees that (A) Subtenant has no property interest whatsoever in the proceeds from any such draw, and (B) such proceeds shall not be deemed to be or treated as a “security deposit” under the Security Deposit Laws (defined below), and (ii) waives all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Any Unused Proceeds shall be paid by Sublandlord to Subtenant (x) upon receipt by Sublandlord of a replacement Letter of Credit in the full Letter of Credit Amount, which replacement Letter of Credit shall comply in all respects with the requirements of this Sublease, or (y) within thirty (30) days after the Final LC Expiration Date; provided, however, that if prior to the Final LC Expiration Date a voluntary petition is filed by Subtenant, or an involuntary petition is filed against Subtenant by any of Subtenant’s creditors, under the Bankruptcy Code, then Sublandlord shall not be obligated to make such payment in the amount of the Unused Proceeds until either all preference issues relating to payments under this Sublease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in any case pursuant to a final court order not subject to appeal or any stay pending appeal.

17.5
Additional Covenants of Subtenant:

a.
Replacement of Letter of Credit if Issuing Bank No Longer Satisfactory to Sublandlord. If, at any time during the Sublease Term, Sublandlord reasonably determines in good faith that (A) the Issuing Bank fails to meet any of the following three ratings standards as to its unsecured and senior, long-term debt obligations (not supported by third party credit enhancement) (the “Credit Rating Threshold”): (x) “A2” or better by Moody’s Investors Service, or its successor, (y) “A” or better by Standard & Poor’s Rating Service, or its successor; or (z) “A” or better by Fitch Ratings, or its successor, or (B) the Issuing Bank has been placed into receivership by the Federal Deposit Insurance Corporation (“FDIC”), or has entered into any other form of regulatory or governmental receivership, conservatorship or other similar regulatory or governmental proceeding, or is otherwise declared insolvent or downgraded by the FDIC or other governmental authority (any of the foregoing, an “Issuing Bank Credit Event”), then, within ten (10) business days following Sublandlord’s notice to Subtenant, Subtenant shall deliver to Sublandlord a new Letter of Credit meeting the terms of this Sublease issued by an Issuing Bank meeting the Credit Rating Threshold and otherwise reasonably acceptable to Sublandlord, in which event, Sublandlord shall return to Subtenant the previously held Letter of Credit. If Subtenant fails to timely deliver such replacement Letter of Credit to Sublandlord, such failure shall be deemed a Default by Subtenant under this Sublease, without the necessity of additional notice or the passage of additional grace periods, entitling Sublandlord to draw upon the Letter of Credit.

b.
Replacement of Letter of Credit Upon Draw. If, as result of any application or use by Sublandlord of all or any part of the Letter of Credit, the amount of the Letter of Credit plus any cash proceeds previously drawn by Sublandlord and not applied pursuant to Section 17.3 above shall be less than the Letter of Credit Amount, Subtenant shall, within ten (10) business days thereafter, provide Sublandlord with additional Letter(s) of Credit or cash proceeds in an amount equal to the deficiency (or a replacement or amended Letter of Credit in the total Letter of Credit Amount), and any such additional (or replacement or amended) Letter of Credit shall comply with all of the provisions of this Sublease; notwithstanding anything to the contrary contained in this Sublease, if Subtenant fails to timely comply with the foregoing, the same shall constitute a Default by Subtenant under this Sublease, without the necessity of additional notice or the passage of additional grace periods.

c.
Nature of Letter of Credit. Sublandlord and Subtenant (i) acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (ii) acknowledge and agree that the Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (iii) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Without limiting the generality of the foregoing, Subtenant hereby agrees that Sublandlord may claim those sums specified in Section 17.2 above and/or those sums reasonably necessary to compensate Sublandlord for any loss or damage caused by the acts or omissions of Subtenant or Subtenant's breach of this Sublease, including any damages Sublandlord suffers following termination of this Sublease, and/or to compensate Sublandlord for any and all damages arising out of, or incurred in connection with, the termination of this Sublease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

d.
Return of Unused Proceeds and Letter of Credit. Notwithstanding the foregoing provisions of this Sublease, upon the Final LC Expiration Date, and so long as there then exist no Draw Events or Default by Subtenant under this Sublease, Sublandlord agrees to return any remaining unapplied balance of the Unused Proceeds then held by Sublandlord to Subtenant, and the Letter of Credit itself (if and to the extent not previously drawn in full) to the Issuing Bank; provided that if, prior to the Final LC Expiration Date, a voluntary petition is filed by Subtenant or an involuntary petition is filed against Subtenant by any of Subtenant's creditors, under the Federal Bankruptcy Code, then Sublandlord shall not be obligated to make such payment in the amount of the Unused Proceeds until either all preference issues relating to payments under this Sublease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

18
NOTICES

All notices which may or are required to be given by either party to the other shall be in writing and shall be deemed given when received or refused if personally delivered, or if sent by United States registered or certified mail, postage prepaid, return receipt requested, or if sent by a nationally recognized overnight commercial courier service providing receipted delivery, in any such case (a) if to Subtenant, addressed to Subtenant at the addresses specified in the Basic Sublease Provisions or at such other place as Subtenant may from time to time designate by notice in writing to Sublandlord (provided, however, if Subtenant has abandoned the Sublease Premises, any such notice may be properly sent to Subtenant’s agent for service of process), or (b) if for Sublandlord, addressed to Sublandlord at the address specified in the Basic Sublease Provisions or at such other place as Sublandlord may from time to time designate by notice in writing to Subtenant. Each party agrees promptly to deliver a copy of any notice, demand, request, consent or approval received from Master Landlord. Any notice delivered by Sublandlord in connection with, or as a precondition to, a Default by Subtenant shall be in lieu of and not in addition to any notice to pay rent or notice to perform any covenant required under law.

19
CASp

19.1
Pursuant to Section 1938 of the California Civil Code, Sublandlord hereby advises Subtenant that (i) the Sublease Premises, as delivered to Subtenant, have not undergone an inspection by a Certified Access Specialist (“CASp”), and (ii) to Sublandlord’s actual knowledge, the Building has not undergone an inspection by a CASp. Sublandlord makes no representations or warranties with respect to the Sublease Premises or Building complying with any applicable federal, state and local standards, codes, rules and regulations governing physical access for persons with disabilities at places of public accommodation, including, but not limited to, the ADA, California Building Standards Code, or California Health and Safety Code.

19.2
The following disclosure is made pursuant to §1938 of the California Civil Code, which provides: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Sublease Premises.” Notwithstanding the foregoing, if Subtenant elects to cause a CASp inspection, then the same will be performed at Subtenant’s sole cost and expense, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Sublease Premises will be at Subtenant’s cost and expense.

20
MISCELLANEOUS

20.1
Signage. Subject to terms and restrictions of the Master Lease, the Building rules and regulations, and further subject to the prior written consent of the Master Landlord, Subtenant shall, at Subtenant’s sole cost and expense, be permitted to install Building standard lobby and suite entrance signage, provided that at the expiration of this Sublease, Subtenant removes same at its cost and expense and repairs any damage to the Sublease Premises and Building caused by such installation and/or removal. Subtenant may be entitled to install Monument Signage as defined in the Master Lease, subject to the prior written consent of the Master Landlord. Subtenant acknowledges that Sublandlord’s Monument Signage rights are personal to Sublandlord; however, Sublandlord agrees to ask Master Landlord to include Subtenant’s name on the Monument Signage in place of Sublandlord’s name. Notwithstanding the foregoing, failure of Master Landlord to consent to the inclusion of Subtenant’s name on the Monument Signage in place of Sublandlord’s name for any reason whatsoever shall not affect the validity of this Sublease or Subtenant’s obligations hereunder, nor subject Sublandlord to any liability on account thereof. All Subtenant signage must be consistent with any signage program implemented by the Master Landlord and subject to the approval and consent requirements of the Master Lease.

20.2
Sublandlord Representations. Sublandlord, as the tenant under the Master Lease identified in Section 1.3 above, represents and warrants to Subtenant that: (a) Exhibit B to this Sublease is a full and complete copy of the Master Lease, as redacted; (b) the Master Lease, as of the Execution Date, is in full force and effect and constitutes the entire agreement of Master Landlord and Sublandlord relating to the lease of the Sublease Premises, and (c) the person or persons executing this Sublease for Sublandlord are fully authorized to so act and no other action is required to bind Sublandlord to this Sublease; and (d) Sublandlord has the right and power to execute and deliver this Sublease and to perform its obligations hereunder, subject only to Master Landlord’s consent; and (e) to Sublandlord’s knowledge, neither the Master Landlord nor Sublandlord, as Tenant, is in default under the Master Lease.

20.3
Subtenant Representations. Subtenant represents and warrants to Sublandlord that: (a) Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Lease and understands how such provisions pertain to the Sublease Premises and Subtenant’s use and occupation thereof under this Sublease; (b) Subtenant has the right and power to execute and deliver this Sublease and to perform its obligations hereunder; (c) the person or persons executing this Sublease for Subtenant are fully authorized to so act and no other action is required to bind Subtenant to this Sublease; and (d) Subtenant is duly organized and in good standing in its state of formation and is authorized to conduct business in the state where the Sublease Premises are located.

20.4
Brokers. Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease, except those Brokers specified in the Basic Sublease Provisions. [***] Each party covenants to protect, defend, indemnify and hold harmless the other party from and against any and all costs (including reasonable attorneys' fees), expense or liability for any compensation, commission and charges claimed by any broker or other agent, other than the Brokers, with respect to this Sublease or the negotiation thereof on behalf of such party.

20.5
Entire Agreement. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties or their representatives relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease is subject to amendment only by a writing that makes reference to this Sublease and is signed by all parties hereto.

20.6
Waiver. No waiver of any provision of this Sublease or consent to any action shall constitute a waiver of any other provision of this Sublease or consent to any other action. No waiver or consent shall constitute a continuing waiver or consent, or commit a party to provide a future waiver, unless such provision is expressly set forth in writing. Any waiver given by a party shall be void if the party requesting such waiver has not provided a full and complete disclosure of all material facts relevant to the waiver requested.

20.7
Interpretation; Headings. The terms of this Sublease have been negotiated by the parties hereto and the language used in this Sublease shall be deemed to be the language chosen by the parties hereto to express their mutual intent. The parties acknowledge and agree that each party and its counsel have reviewed and revised this Sublease and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Sublease. The captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation.

20.8
Prevailing Party Rights. If there is any legal or arbitration action or proceeding between Sublandlord and Subtenant to enforce any provision of this Sublease or to protect or establish any right or remedy of either Sublandlord or Subtenant hereunder, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees incurred by such prevailing party in such action or proceeding and in any appearance in connection therewith, and if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees shall be determined by the court or arbitration panel handling the proceeding and shall be included in and as part of such judgment.

20.9
Sublandlord Liability.

a.
Notwithstanding anything to the contrary set forth in this Sublease, (a) Sublandlord’s liability to Subtenant for any default in Sublandlord’s obligations under this Sublease shall be limited to actual, direct damages, and under no circumstances shall Subtenant, its partners, members, shareholders, directors, agents, officers, employees, contractors, sublessees, successors and/or assigns be entitled to recover from Sublandlord (or otherwise be indemnified by Sublandlord) for (i) any losses, costs, claims, causes of action, damages or other liability incurred in connection with a failure of Master Landlord, its partners, members, shareholders, directors, agents, officers, employees, contractors, successors and/or assigns to perform or cause to be performed Master Landlord’s obligations under the Master Lease, unless and to the extent Sublandlord or any of its agents, employees, affiliates, members, managers, officers, directors, partners, contractors or other representatives causes or contributes to such failure, (ii) lost revenues, lost profits or other consequential, special or punitive damages arising in connection with this Sublease for any reason, or (iii) any damages or other liability arising from or incurred in connection with the condition of the Sublease Premises or suitability of the Sublease Premises for Subtenant’s intended use, and (b) no personal liability shall at any time be asserted or enforceable against Sublandlord’s partners, members, shareholders, directors, officers or agents or any of their assets on account of any action or inaction by Sublandlord or Sublandlord’s partners, members, shareholders, directors, agents, officers, employees or contractors under this Sublease.

b.
In the event of any assignment or transfer of the Sublandlord’s interest under this Sublease, provided the assignee or transferee assumes in writing the Sublandlord’s obligations under this Agreement accruing from and after the effective date of such assignment or transfer, Sublandlord shall be and is hereby relieved of all of the covenants and obligations of Sublandlord under this Sublease accruing subsequent to the date of the transfer. Sublandlord may transfer and deliver any then-existing Security Deposit to the transferee of Sublandlord’s interest in this Sublease, and thereupon Sublandlord shall be discharged from any further liability with respect thereto.

20.10
Confidentiality. Subtenant acknowledges that the terms of this Sublease are confidential between Sublandlord and Subtenant. Subtenant shall not disclose the economic terms of this Sublease, including the rental rates, to any third party other than Master Landlord, Subtenant’s attorneys, accountants, brokers. Letter of Credit issuer and other financial, legal and space planning consultants on a ‘need to know’ basis who are assisting Subtenant in the consummation of this transaction or in the enforcement or interpretation of Subtenant’s rights hereunder, or except as otherwise required by Law, including disclosure to regulators governing Subtenant’s business.

20.11
No Offer. The submission of this Sublease to Subtenant does not constitute an offer to lease or otherwise create any right or interest of Subtenant in, the Sublease Premises. This Sublease shall become effective only upon the execution and delivery thereof by both Sublandlord and Subtenant and upon Master Landlord consenting to the subletting pursuant to this Sublease. Sublandlord shall have no liability or obligation to Subtenant by reason of Sublandlord’s rejection of this Sublease or a failure to execute, acknowledge and deliver same to Subtenant.

20.12
Exhibits. All Exhibits attached to this Sublease and incorporated herein by this reference.

20.13
USA Patriot Act Disclosures. Neither Subtenant nor any of its constituent partners, managers, members or shareholders, nor any beneficial owner of Subtenant or of any such partner, manager, member or shareholder (a) to Subtenant’s knowledge, is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to the Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (“Order”); (b) to Subtenant’s knowledge, is listed on any other list of terrorists or terrorist organizations maintained pursuant to the Order, the rules and regulations of OFAC or any other applicable requirements contained in any enabling legislation or other Executive Orders in respect of the Order (the Order and such other rules, regulations, legislation or orders are collectively called the “Orders”); (c) to Subtenant’s knowledge, is engaged in activities prohibited in the Orders; or (d) has been convicted, pleaded nolo contendere, indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

20.14
Governing Law. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State in which the Sublease Premises are located.

20.15
Invalidity. If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by Law.

20.16
Counterparts; Electronic Signature. This Sublease may be executed in multiple counterparts, each of which shall constitute an original, and all of which when taken together shall constitute one instrument. Delivery via facsimile or PDF transmission of a counterpart of this Sublease executed by the party(ies) making such delivery shall constitute a valid execution and delivery of this Sublease for all purposes as if such party had delivered an original counterpart. Signatures may also be transmitted using electronic signature technology. The party’s further consent and agree that (a) to the extent a party signs this document using electronic signature technology, by clicking “sign”, such party is signing this Sublease electronically and (b) the electronic signatures appearing on this Sublease shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures.

20.17
Subtenant Liability. Notwithstanding anything to the contrary set forth in this Sublease, no personal liability shall at any time be asserted or enforceable against Subtenant’s officers, directors, shareholders, partners, members, managers, or agents or any of their assets on account of any action or inaction by Subtenant or any of Subtenant’s officers, directors, shareholders, partners, members, managers, employees, agents or contractors under this Sublease.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the Execution Date.

	SUBLANDLORD:		SUBTENANT:
	KRIYA THERAPEUTICS, INC., a Delaware corporation		TALIS BIOMEDICAL CORPORATION, a Delaware corporation
By	/s/ Curt Herberts	By	/s/ Roger Moody
Name	Curt Herberts	Name	Roger Moody
Title	President & COO	Title	CFO